Exhibit 99.1

NEWS RELEASE

Contacts:

Anika Therapeutics, Inc.

PondelWilkinson Klein

Charles Sherwood, Ph.D., CEO	Susan Klein (508) 358-4315
(781) 932-6616	Rob Whetstone (310) 279-5963

ANIKA THERAPEUTICS REPORTS 74% REVENUE INCREASE TO
$6.4 MILLION FOR 2004 THIRD QUARTER

WOBURN, Mass. – October 29, 2004 – Anika Therapeutics, Inc. (NASDAQ:ANIK) today reported that revenue for the third quarter ended September 30, 2004 increased 74% to $6,407,000 from $3,688,000 in the third quarter of 2003.  The company posted net income of $884,000, or $.08 per diluted share, for the 2004 third quarter, compared with net income of $420,000 or $.04 per diluted share, for the 2003 third quarter.

For the nine-month period ended September 30, 2004, revenue rose 81% to $18,810,000 from $10,390,000 for the comparable period last year.  Net income was $9,435,000, or $.83 per diluted share, for the first nine months of 2004, compared with $26,000, essentially a break-even on a per share basis, for the first nine months of 2003.  Year-to-date results for 2004 include a one-time tax benefit amounting to $7,039,000, equal to $.62 per fully diluted share, recorded in the first quarter.

Third quarter 2004 product revenue was $5,554,000, an increase of 52% from $3,666,000 for the same period last year.  For the nine months ended September 30, 2004, product revenue was $16,813,000, an increase of 63% from $10,339,000 for the comparable period last year.  Total revenue for the quarter and nine months ended September 30, 2004 reflects licensing, milestone and contract revenue of $853,000 and $1,997,000, respectively, which includes $550,000 and $1,650,000 attributable to the amortization of previously announced milestone payments received in connection with the licensing and supply agreement with Ortho Biotech, the company’s U.S. marketing and distribution partner for OrthoVisc.

OrthoVisc sales accounted for 38% of the total product sales for the third quarter, primarily reflecting continued strength in international markets and growing market share in the U.S.  “Internationally,

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Turkey and Canada continue to be high performing regions for OrthoVisc,” said Charles Sherwood, PhD., president and chief executive officer of Anika Therapeutics.  “In the U.S. market, our traction to date has been slower than we would like, but we remain enthusiastic and are working closely with our distribution partner to further stimulate adoption and awareness for OrthoVisc.

“We are making excellent strides towards advancing two additional products through the regulatory process toward commercialization,” continued Sherwood.  “We have completed enrollment in our Phase III study for Anika’s cosmetic tissue augmentation product (CTA) for correcting nasolabial folds.  Our commercial partner Ortho Neutrogena is funding this study and is working closely with us on developing possible line extensions of hyaluronic acid-based dermatological products.  Finally, our human pilot study of HA-based INCERT® for the prevention of internal adhesions or scarring following spinal surgery is moving along nicely with 50% enrollment at two centers in the United Kingdom.”

Sales of the company’s ophthalmic products accounted for 56% of total product sales in the 2004 third quarter.  These sales represented a 27% increase over ophthalmic product sales in the third quarter of last year.  Sales of Hyvisc®, the company’s product for equine osteoarthritis, were down 16% for the quarter as compared to the prior year comparable quarter, but up 47% from the second quarter.  Hyvisc accounted for approximately 6% of product sales for the period.

Gross margin on product revenue for the third quarter of 2004 was 55.9% compared with 47.4% for the same period last year, underscoring a continuing shift in revenue mix, increased unit volumes and manufacturing efficiency gains.

Total operating expenses rose 79% to $2,445,000 for the third quarter of 2004 as compared to $1,367,000 in the third quarter of 2003.  Contributing to this were higher research and development expenses of $988,000 versus $482,000 in the same period last year, attributable to the ongoing clinical trials for INCERT® and CTA.  In addition, selling, general and administrative expenses related to increases in personnel costs and professional service fees also rose during the quarter.

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A provision for taxes of $734,000 related to third quarter income was recorded.  This represents a 45.3% tax rate.

Anika’s cash and cash equivalents at September 30, 2004 totaled $34.0 million.  This compares with $33.5 million at June 30, 2004 and $14.6 million at December 31, 2003.  The company continues to have no long-term debt.

Conference Call Information

The company will hold a conference call to review its financial results on Friday, October 29, 2004 at 11:00 a.m. EDT.  To listen to the conference call, dial (706) 634-1550 approximately 10 minutes before the starting time and reference Anika Therapeutics.  In addition, the conference call will be available to interested parties through a live audio Internet broadcast at http://www.anikatherapeutics.com.  The call will be archived and accessible on the same Web site for one year beginning at approximately 2:00 p.m. EDT, Friday, October 29, 2004.

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products and devices intended to promote the repair, protection and healing of bone, cartilage and soft tissue.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  Anika products include OrthoVisc®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by Ortho Biotech Products, L.P., and Hyvisc®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.  Anika manufactures Amvisc™ and Amvisc Plus™, HA viscoelastic products for ophthalmic surgery, for Bausch & Lomb.  It also produces CoEase™, which is marketed by Advanced Medical Optics, Inc., STAARVISC™-II distributed by STAAR Surgical Company and Shellgel™ for Cytosol Ophthalmics, Inc.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements.  These statements also include statements regarding: (i) the

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Company’s efforts and expectations in entering into long-term arrangements to market and distribute ophthalmic and osteoarthritis products, (ii) the level of the Company’s revenue or sales in particular geographic areas and/or for particular products, (iii) the market share of any of the Company’s products, (iv) expectations regarding future results of operations, including the Company’s expectations regarding cash utilization, (v) the Company’s intention to strengthen, expand and grow its ophthalmic franchise and the growth of the Company’s ophthalmic business, (vi) the Company’s expectations of the size of the United States and European markets, including Germany and France, for osteoarthritis of the knee, (vii) the Company’s objectives towards increasing market share for ORTHOVISC® in international and domestic markets or otherwise penetrate growing markets for osteoarthritis of the knee,  (viii) the Company’s corporate objectives and research and development and collaboration opportunities, including, without limitation, intended preclinical development of potential cosmetic tissue augmentation products and commencement of INCERT® clinical trials and (ix) the results of the U.S. launch for ORTHOVISC®.  These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors.  The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the success of the Company’s efforts to improve the financial performance of its core business; (iii) the Company’s research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iv) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the Turkish, German, Canadian, Middle Eastern and French economies, in general and other economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas or (vi) future determinations by the Company to allocate resources to products and in directions not presently contemplated.  Any delay in receiving any regulatory approvals may adversely affect the Company’s competitive position.  Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved.  There is also a risk that (i) the Company’s existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company’s efforts to enter into long-term marketing and distribution arrangements will not be successful, (iii) new distribution arrangements, including the agreement with Ortho Biotech Products, L.P. pertaining to ORTHOVISC®, will not result in meaningful sales of the Company’s products, (iv) the Company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the Company’s product sales, (vi) the estimated size(s) of the markets which the Company has targeted its products will fail to be achieved, or (vii) increased sales of the Company’s products, including HYVISC®, ORTHOVISC®, or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the Company’s business and operations.  Certain other factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors and Certain Factors Affecting Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and Current Reports on Form 8-K, as well as those described in the Company’s other press releases and SEC filings.

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Anika Therapeutics, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Product revenue	$5,554,000	$3,666,000	$16,813,000	$10,339,000
Licensing, milestone and contract revenue	853,000	22,000	1,997,000	51,000
Total revenue	6,407,000	3,688,000	18,810,000	10,390,000
Cost of product revenue	2,451,000	1,930,000	7,614,000	5,745,000
Gross profit	3,956,000	1,758,000	11,196,000	4,645,000
Operating expenses:
Research and development	988,000	482,000	3,020,000	1,939,000
Selling, general and administrative	1,457,000	885,000	4,172,000	2,945,000
Total operating expenses	2,445,000	1,367,000	7,192,000	4,884,000
Income (loss) from operations	1,511,000	391,000	4,004,000	(239,000)
Interest income	107,000	29,000	233,000	111,000
Income (loss) before income tax expense (benefit)	1,618,000	420,000	4,237,000	(128,000)
Income tax expense (benefit)
Provision (benefit) for income taxes	734,000	—	1,841,000	(154,000)
Benefit from release of valuation allowance	—	—	(7,039,000)	—
Net income (loss)	$884,000	$420,000	$9,435,000	$26,000

Basic net income (loss) per share	$0.09	$0.04	$0.94	$0.00
Basic shares outstanding	10,140,925	9,959,904	10,063,351	9,945,195

Diluted net income (loss) per share	$0.08	$0.04	$0.83	$0.00
Diluted shares outstanding	11,506,999	10,422,066	11,406,098	10,271,681

Anika Therapeutics, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$34,003,000	$14,592,000
Restricted cash	—	818,000
Accounts receivable, net	3,075,000	1,421,000
Inventories	4,166,000	3,627,000
Current portion deferred income taxes	1,363,000	—
Prepaid expenses and other current assets	1,405,000	81,000
Total current assets	44,012,000	20,539,000
Property and equipment	10,295,000	9,875,000
Less accumulated depreciation	(9,202,000)	(8,684,000)
Net property and equipment	1,093,000	1,191,000
Long-term deposits	143,000	143,000
Deferred income taxes	8,818,000	—
Total assets	$54,066,000	$21,873,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$836,000	$349,000
Other accrued expenses	1,587,000	1,297,000
Deferred revenue	3,571,000	378,000
Income taxes payable	—	65,000
Total current liabilities	5,994,000	2,089,000

Long-term deferred revenue	20,186,000	1,800,000

Stockholders’ equity:
Common stock	102,000	100,000
Additional paid-in capital	31,918,000	31,480,000
Treasury stock	—	(27,000)
Accumulated deficit	(4,134,000)	(13,569,000)
Total stockholders’ equity	27,886,000	17,984,000
Total liabilities and stockholders’ equity	$54,066,000	$21,873,000